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                                                                   Exhibit 10.13

           PROPERTY RISK EXCESS OF LOSS REINSURANCE QUOTA SHARE TREATY



REINSURED:                          Wellington Reinsurance Limited, London,
                                    United Kingdom.

PERIOD: Continuous contract always open in respect of risks attaching on or after the 1st January 2003, subject to six months prior notice of cancellation to be tendered by the Reinsurer and three months prior notice of cancellation to be tendered by the Reinsured, such notice to be effective at any 31st December but such notice not to be effective prior to the 31st December 2005 if tendered by the Reinsured.

                                    In the event of cancellation, all business accepted by the Reinsured to run to natural expiry or, at the option of the Reinsured, portfolio conditions as detailed hereon shall apply.

TYPE:                               Quota Share Treaty.

CLASS: All Property Risk Excess of Loss Reinsurance business underwritten by the Reinsured.

TERRITORIAL
SCOPE:                              Losses wheresoever arising.

TREATY DETAIL:                      To take a 20% Quota Share of all Property
                                    Risk Excess of Loss Reinsurance business written by the Reinsured, but subject to maximum aggregate of Original Gross Premiums ceded of:

                                    For the period 1st January 2003 to
                                    31st December 2003 USD29,900,000

                                    For the period 1st January 2003 to
                                    31st December 2004 USD59,800,000

                                    For the period 1st January 2003 to
                                    31st December 2005 USD89,700,000

                                    The Term "Original Gross Premiums" as used herein shall mean all Gross Premium received by the Reinsured in respect of the business reinsured hereunder before deduction of any commissions, premium taxes and similar deductions, brokerage and profit commission but after the deduction of any returned premiums.

RATE:                               Original Gross Premiums

CEDING
COMMISSION:                         All original commissions and brokerage plus
                                    7.5% overrider on Original Net Premiums.

                                    The Term "Original Net Premiums" as used herein shall mean all Original Gross Premium of the Reinsured in respect of the business reinsured hereunder during the period of this agreement,

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                                    less commissions, premium taxes and similar
                                    deductions, brokerage and profit commission and returned premiums.

TAXES:                              As applicable

PROFIT
COMMISSION:                         15% to be calculated on each Underwriting
                                    Year (or GAAP accounting year as mutually agreed) separately, after 15% Reinsurers expenses (which include the overrider).

                                    The first calculation for each Year to be made 24 months after the inception of such Underwriting Year with adjustments calculated annually thereafter as necessary or until the close of the Year in accordance with the Portfolio provisions as detailed hereon.

                                    Any deficit resulting from the Profit
                                    Commission calculation for any Year to be carried forward for a maximum of three subsequent years of account.

PORTFOLIO:                          At the end of the thirtieth month of each
                                    year of account, if required by the
                                    Reinsured, Reinsurers hereon agree to close the year based on the figures provided by the Reinsured and effect a portfolio transfer into the next open year of all outstanding losses as may be agreed.

CASH LOSS:                          For losses equal to or greater than
                                    USD500,000 for 100% of the treaty.

ACCOUNTS:                           Quarterly accounts to be submitted within
                                    60 days of the close of each quarter, with remittances of balances by either party 30 days thereafter.

GENERAL
CONDITIONS:                         Cessions hereunder shall be subject to the
                                    same periods, terms, clauses and conditions and warranties as the original. Furthermore, this reinsurance is to follow original settlements and/or agreements in all respects.

                                    Acceptances in currencies other than
                                    Sterling, United States or Canadian Dollars or Euros shall be at the rates of exchange as used in the books of the reinsured.

                                    Reinsurers shall benefit from recoveries under all reinsurances purchased by the Reassured protecting the business hereunder and shall be debited with their proportion of the cost of such reinsurances.

                                    Confidentiality Clause as attached

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                                    Extra Contractual Obligations Inclusion
                                    Clause NMX 100 as attached

                                    Offset Clause as attached

                                    UK Jurisdiction Clause as attached

                                    Outstanding Claims Advance Clause as
                                    attached

                                    Continuity of Agreement Clause as attached

                                    Mediation Clause as attached

                                    Arbitration Clause as attached

                                    Insolvency Event Clause

                                    Delays, Errors or Omissions Clause

                                    Alterations and Amendments Clause

                                    Access to Records Clause

EXCLUSIONS:                         War and Civil War Exclusion Clause 1978 as
                                    attached

                                    Terrorism Exclusion Clause NMA 2930B as
                                    attached

                                    Nuclear Energy Risks Exclusion Clause
                                    (Reinsurance) 1994 NMA 1975A (Japanese
                                    Amendment)

                                    Nuclear Incidents Exclusion Clause -
                                    Reinsurance - USA and Canada

                                    Information Technology Hazards (Risk)
                                    Exclusion Clause NMA 2928 as attached

                                    Excluding Casualty business written as such

                                    Excluding Ocean Marine business

                                    Excluding Satellites and Space Risks

                                    Excluding Professional Indemnity, Bonds and
                                    Motor Liability business

WORDING:                            As agreed by the parties

INFORMATION:                        2003 Estimated Gross Premium Income: up to
                                         USD29,900,000
                                    2004 Estimated Gross Premium Income: up to
                                         USD29,900,000
                                    2005 Estimated Gross Premium Income: up to
                                         USD29,900,000

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This Agreement has been signed in London, this 20th day of June, 2002.

For and behalf of the Reassured - Wellington Reinsurance Limited.

/s/ Julian Cusack
-----------------

This Agreement has been signed in Hamilton, Bermuda, this 20th day of June, 2002

For and on behalf of Montpelier Reinsurance Ltd.

/s/ Russell Fletcher
-------------------------------




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OUTSTANDING CLAIMS ADVANCE CLAUSE

Applicable to so-called US Situs business protected hereunder.

In respect of all loss or losses arising in respect of that business designated above, the Reinsurer agrees within 14 days, if so requested by the Reinsured, to provide by special settlement an Outstanding Claims Advance equal to its proportionate share of outstanding losses hereunder including Incurred but not Reported (IBNR) losses, by one of the following two (2) alternatives to be chosen by the Reinsured following good faith efforts to reach mutual agreement with the Reinsurer:

1. Claims to be advanced with interest to by calculated at the 3 monthly LIBOR rate for United States Dollars plus 1.50%. The three monthly LIBOR rate for each such collection shall be the rate ruling at 12:00 GMT on the date each such advance is made by the Reinsurer. Interest payments shall be made by the Reinsured to the Reinsurer 3 months after the date of the first invoice and quarterly thereafter.

2. Claims to be paid at a mutually agreed Present Value of the incurred loss including IBNR for which an Outstanding Claims Advance is requested.

Such proportionate share for any loss shall be computed as at any one time by comparing the recovery due hereunder by reason of the Reinsured's paid loss and that recovery which would be due hereunder if it were permitted for such loss to also include the value of the Reinsured's notified outstanding amounts including IBNR for that same loss. The Reinsurer's undertakings are further conditioned upon the understanding that:

1. this Agreement applies only to loss reserve deposits and not to premium reserve deposits;

2. any deposits or advances hereunder will only be established for the benefit of Reinsured's ceding companies. Any amounts appropriated from any Outstanding Claims Advance provided by or on behalf of the Reinsurer shall be deemed to have been sums paid by the Reinsurer on account of its proportion of settled losses (if any) for which the Reinsurer is properly liable under this Agreement and the amount of such payments shall be brought into account in the Accounts to the credit of Reinsurer;

3. the amount of any Outstanding Claims Advance or Letter Of Credit provided by common account Reinsurers shall be netted against any Outstanding Claims Advance amount provided hereunder.

The foregoing option may be exercised at any time in respect of each original incurred loss. In the event that the Reinsured requests an increase in an Outstanding Claims Advance, such adjustment shall only be made on the next applicable calendar quarter (being 1st January, 1st April, 1st July and 1st October).

CONFIDENTIALITY CLAUSE

The Reinsured has designated the underwriting information used to place this Agreement as confidential and proprietary information ('confidential information'). The Reinsurer agrees that the confidential information shall only be disclosed to those employees of the Reinsurer who need to know the information in connection with the evaluation of this risk, who have been

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informed of the confidential nature of the confidential information and who have agreed not to disclose the confidential information to anyone not participating in the evaluation of the risk on behalf of The Reinsurer. The Reinsurer shall, unless disclosure is lawfully required by a competent court of jurisdiction, hold in confidence, and shall require its employees to hold in confidence, the confidential information.

The Reinsurer shall be under a continuing non-delegable duty not to disclose, directly or indirectly or permit the disclosure of directly or indirectly, the confidential information to any third person.

EXTRA-CONTRACTUAL OBLIGATIONS CLAUSE NMX 100

This Agreement shall exclude all cover in respect of Extra-Contractual Obligations howsoever arising, such Extra-Contractual Obligations being defined as any award made by a court of competent jurisdiction against an insurer or reinsurer, which award is not within the coverage granted by any insurance and/or reinsurance contract made between the parties in dispute.

Notwithstanding the foregoing, this Agreement shall extend to cover any loss arising from Claims Related Extra-Contractual Obligation:

(a)  awarded against the Reinsured or

(b) incurred by the Reinsured where he has paid his share of a Claims Related Extra-Contractual Obligation awarded against one or more of his co-insurers.

It is warranted that any recovery under this Agreement in respect of Claims Related Extra-Contractual Obligations shall be for that part of any award which corresponds to the Reinsured's share of the reinsurance and/or reinsurance policy and/or contract giving rise to the award and all proportional protection effected by the Reinsured shall provide or shall be deemed to provide pro-rata coverage for such obligation.

This Agreement shall also extend to cover all loss from Extra-Contractual Obligations howsoever arising where the loss is incurred by the Reinsured as a result of his participation in any insurance or reinsurance which provides cover for such loss, it being understood and agreed that such loss results from a contractual liability incurred by the Reinsured.

A Claims Related Extra-Contractual Obligation shall be defined as the amount awarded against an insurer or Reinsurer found liable by a court of competent jurisdiction to pay damages to an insured or reinsured in respect of the conduct of a claim made under an insurance and/or reinsurance policy and/or contract, where such liability has arisen because of:

(a) the failure of the insurer or Reinsurer to agree or pay a claim within the policy limits or to provide defence against such claims as required by law or

(b)  bad faith or negligence in rejecting an offer of settlement or

(c) negligence or breach of duty in the preparation of the defence or the conduct of it trial or the preparation or prosecution of any appeal and/or subrogation and/or any subsequent action resulting therefrom

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There shall be no liability under this Agreement in respect of

(a) any assumption of liability by way of participation in any mutual scheme designed specifically to cover Extra-Contractual Obligation; or

(b) any Extra-Contractual Obligation arising from the fraud of a director, officer or employee of the Reinsured acting individually or collectively or in collusion with an individual or corporation or with any other organisation or party involved in the presentation, defence or settlement of any claim.

Any loss arising under this Agreement in respect of Claims Related Extra-Contractual Obligations shall be deemed to be a loss arising from the same event as that giving rise to the claim to which the Extra-Contractual Obligation is related; but recovery hereunder is subject to the insurance and/or reinsurance policy and/or contract which gives rise to the Extra-Contractual Obligation falling within the scope of this Agreement.

OFFSET CLAUSE

Each party hereto shall have the right to offset any balance or balances, whether on account of premium or on account of losses, due from one party to another party under this Agreement, against any balance or balances due and payable to one party from the other under this Agreement. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with applicable statutes and regulations.

UK JURISDICTION CLAUSE

This Agreement is governed by and is to be construed according to the Law of England. All questions or disputes arising out of or in connection with this Agreement, which cannot be decided by Mediation or Arbitration, shall be referred to an English Court and litigated solely in London.

MEDIATION CLAUSE

In the event of any dispute or difference of opinion arising out of or relating to this Agreement, including but not limited to the formation, interpretation, validity, performance or breach of this Agreement, whether such dispute arises before or after the expiration of this Agreement, the Reinsured and the Reinsurer agree that, prior to requesting Arbitration, they will submit such dispute to non-binding Mediation which will be held in London, England.

Mediation shall be initiated by the delivery of a written notice of a request for Mediation by one party to the other. Each party shall submit a list of not more than four potential mediators to the other party within thirty days of the delivery of such written notice. The two Parties shall then agree on the appointment of one Mediator from the combined lists. The Mediator shall be an active or retired officer of an insurance or reinsurance company or an Underwriter at Lloyd's, and shall be a disinterested third party to the Mediation.

The Mediator will schedule an initial Mediation session within thirty days of appointment and will be responsible for the formulation of an agenda to be distributed to the parties involved in the Mediation not less than five days before the Mediation commences.

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Additionally, the Mediator will arrange the neutral site where the Mediation will take place and advise the parties of the time the Mediation shall commence.

The Mediator will have no power of enforcement of any decision which may be rendered nor will the Mediator have any right to the assessment of any damages, including punitive damages, to either party participating in this Mediation.

If, in the opinion of the Mediator, the parties cannot resolve the dispute or difference of opinion, the dispute shall then be submitted to binding Arbitration in accordance with the Arbitration Clause. Each party shall bear the expense of its own representatives and shall jointly and equally bear with the other party the expenses of the Mediation.

ARBITRATION CLAUSE

For any dispute not resolved by mediation such dispute or other matter in question between the Reinsured and the Reinsurer arising out of, or relating to the formation, interpretation, performance, or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall be settled by arbitration. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other within a reasonable time after the dispute has arisen.

Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within sixty days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty days of their appointment, each one of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or retired officers of insurance or reinsurance companies or Lloyd's of London Underwriters; the arbitrators shall be disinterested parties.

The arbitration bearings shall be held in London, England, or such place as may be mutually agreed by the arbitrators. Each party shall submit its case to the arbitrators within sixty days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall interpret this agreement as an honourable engagement and shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by English law; they shall make their decisions according to the custom and practice of the reinsurance business. The decision, rendered by a majority of the arbitrators, shall not include awards for Extra-Contractual Obligations and shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

Each party shall pay the fee and expenses of its own arbitrator and one half of the fee and expenses of the third arbitrator. In the event that two arbitrators are chosen by one party, as above provided, the fees and expenses of the arbitrators shall be equally divided between the two parties. All other expenses of the arbitration shall be equally divided between the parties.

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This arbitration agreement shall be construed as a separate and independent contract between the parties hereto and arbitration hereunder shall be a condition precedent to the commencement of any action at law.

WAR EXCLUSION CLAUSE 1978

Loss or Damage directly or indirectly occasioned by, or happening through or in. consequence of War, Invasion, Acts of Foreign Enemies, Hostilities (whether war be declared or not), Civil War, Rebellion, Revolution, Insurrection, Military or Usurped Power or Confiscation, or Nationalisation, or Requisition, or Destruction of or Damage to property by, or under the order of, any government or public or local authority, but this exclusion shall not apply to business written in accordance with the Market War and Civil War Risks Exclusion Agreement, nor to business outside the scope of this Agreement.

NUCLEAR EXCLUSION CLAUSES

Nuclear Energy Risks for those applicable classes of business and territories as appropriate in accordance with the Market clauses set out below.

(a) NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - U.S.A. - NMA 1590 (including amended definition of "Waste")

(b)  NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE - REINSURANCE - U.S.A.
     - NMA 1119

(c) NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE AND LIABILITY (BOILER AND MACHINERY POLICIES) REINSURANCE - U.S.A. - NMA 1166

(d) NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE - CANADA - NMA 1979

(e)  NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE - REINSURANCE - CANADA
     - NMA 1980

(f) NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE AND LIABILITY (BOILER AND MACHINERY POLICIES) REINSURANCE - CANADA - NMA 1251

(g) NUCLEAR ENERGY RISKS EXCLUSION CLAUSE (REINSURANCE) (1994) - WORLDWIDE EXCLUDING U.S.A. AND CANADA -NMA 1975(A)

Notwithstanding the provisions of the exclusion clause as set out in paragraph
(g) above, it is understood and agreed that in respect of Japanese business certain liabilities the type of which by market practice and custom have not been declared to the Japanese Nuclear Pool shall not fall within the scope of this exclusion.

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TERRORISM EXCLUSION (PROPERTY TREATY REINSURANCE) NMA2930B

Notwithstanding any provision to the contrary within this reinsurance agreement or any endorsement thereto, it is agreed that this reinsurance agreement excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological, or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organisation(s) or government(s) de jure or de facto, and which:

(i)   involves violence against one or more persons; or

(ii)  involves damage to property; or

(iii) endangers life other than that of the person committing the action; or

(iv) creates a risk to health or safety of the public or a section of the public; or

(v)   is designed to interfere with or to disrupt an electronic system.

This reinsurance agreement also excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this reinsurance agreement in respect only of personal lines this reinsurance agreement will pay actual loss or damage (but not related cost or expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, or nuclear pollution or contamination.

INFORMATION TECHNOLOGY HAZARDS (RISK) EXCLUSION CLAUSE - NMA2928

Losses arising, directly or indirectly, out of:

(i)   loss of, alteration of, or damage to

      or

(ii)  a reduction in the functionality, availability or operation of a computer system, hardware, programme, software, data, information repository, microchip, integrated circuit or similar device in computer equipment or non-computer equipment, whether the property of the policyholder of the reinsured or not, are excluded hereon unless arising out of one or more of the following perils:
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fire, lightning, explosion, aircraft or vehicle impact, falling objects, windstorm, hail, tornado, cyclone, hurricane, earthquake, volcano, tsunami, flood, freeze or weight of snow.




















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